                                            Rule 424(b)5
                                            Registration Statement No. 33-62973


                                 [FORD LOGO]


                           FORD MOTOR CREDIT COMPANY

                                 $1,000,000,000
                             VARIABLE DENOMINATION
                           FLOATING RATE DEMAND NOTES
                    OFFERED AS SET FORTH HEREIN PURSUANT TO
                           FORD MONEY MARKET ACCOUNT
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     THE VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES (THE "NOTES") ARE BEING ISSUED AND OFFERED BY FORD MOTOR CREDIT COMPANY ("FORD CREDIT") PURSUANT TO THE FORD MONEY MARKET ACCOUNT PLAN (HEREINAFTER CALLED "FORD MONEY MARKET ACCOUNT" OR THE "PLAN"). THE PLAN IS DESIGNED TO PROVIDE TO INVESTORS A CONVENIENT MEANS OF INVESTING FUNDS DIRECTLY WITH FORD CREDIT. INVESTMENTS BY AN INVESTOR PURSUANT TO THE PLAN WILL BE USED TO PURCHASE A NOTE, THE PRINCIPAL AMOUNT OF WHICH WILL BE EQUAL TO THE AGGREGATE OF ALL INVESTMENTS BY THE INVESTOR, TOGETHER WITH INTEREST ACCRUED THEREON, LESS THE AGGREGATE OF ANY REDEMPTIONS, AND WILL BE CREDITED TO AN ACCOUNT (THE "PLAN ACCOUNT") ESTABLISHED FOR THE INVESTOR BY THE AGENT BANK (AS HEREINAFTER DEFINED). SEE "DESCRIPTION OF NOTES", "HOW TO INVEST" AND "AGENT BANK AND ADMINISTRATION" IN THE PLAN SUMMARY.

     THE NOTES EARN INTEREST AT A FLOATING RATE PER ANNUM EQUAL TO THE MOST RECENT SEVEN-DAY AVERAGE YIELD (NON-COMPOUNDED) FOR ALL TAXABLE MONEY FUNDS REPORTED WEEKLY IN MONEY FUND REPORT(R) PLUS 1/4 OF ONE PERCENTAGE POINT (THE "BASE RATE"). IN ADDITION, FORD CREDIT MAY FROM TIME TO TIME, AT ITS SOLE DISCRETION, INCREASE THE RATE OF INTEREST PAYABLE ON THE NOTES BY ADDING TO THE BASE RATE, AN INCREMENTAL PER ANNUM RATE (THE "INCREMENTAL RATE"). DIFFERENT INCREMENTAL RATES MAY BE PAYABLE TO INVESTORS BASED ON THE PRINCIPAL AMOUNT CREDITED TO THEIR PLAN ACCOUNTS, WITH LARGER ACCOUNTS RECEIVING A HIGHER INCREMENTAL RATE. PAYMENT OF INCREMENTAL RATES MAY BE DISCONTINUED AT ANY TIME. INTEREST PAYABLE ON NOTES WILL ACCRUE DAILY AND BE CREDITED TO EACH INVESTOR'S PLAN ACCOUNT AS OF THE LAST DAY OF EACH CALENDAR MONTH. SEE "INTEREST RATE INFORMATION" IN THE PLAN SUMMARY.

FOR CURRENT INTEREST RATE INFORMATION INVESTORS MAY CALL TOLL-FREE 800-462-2614

     INFORMATION WITH RESPECT TO HOW TO INVEST IN NOTES AND HOW TO REDEEM NOTES CAN BE FOUND UNDER "HOW TO INVEST" AND "HOW TO REDEEM INVESTMENTS" IN THE PLAN SUMMARY. FURTHER INFORMATION ABOUT THE NOTES CAN BE FOUND UNDER "DESCRIPTION OF NOTES" IN THE PLAN SUMMARY.

     THE NOTES AND THE PLAN ACCOUNTS REPRESENTED THEREBY ARE NON-TRANSFERABLE. FORD CREDIT RESERVES THE RIGHT TO WITHDRAW, CANCEL OR MODIFY THE OFFER MADE HEREBY AT ANY TIME. FORD CREDIT MAY REJECT ANY OFFER TO PURCHASE NOTES IN WHOLE OR IN PART. THE NOTES WILL RANK EQUALLY AND RATABLY WITH ALL OTHER UNSECURED AND UNSUBORDINATED INDEBTEDNESS OF FORD CREDIT, OF WHICH $100.3 BILLION WAS OUTSTANDING AT JUNE 30, 1997.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                            ------------------------
                 The date of this Prospectus is October 1, 1997

                             AVAILABLE INFORMATION

     FORD MOTOR CREDIT COMPANY ("FORD CREDIT") AND FORD MOTOR COMPANY ARE SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 AND IN ACCORDANCE THEREWITH FILE REPORTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). AS USED HEREIN OR IN THE PROSPECTUS SUPPLEMENT, "FORD" REFERS TO FORD MOTOR COMPANY AND ITS SUBSIDIARIES UNLESS THE CONTEXT OTHERWISE REQUIRES. SUCH REPORTS AND OTHER INFORMATION CAN BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549 AND AT THE FOLLOWING REGIONAL OFFICES OF THE COMMISSION: 7 WORLD TRADE CENTER, 13TH FLOOR, NEW YORK, NEW YORK 10048 AND NORTHWEST ATRIUM CENTER, 500 WEST MADISON STREET, SUITE 1400, CHICAGO, ILLINOIS 60661. COPIES OF SUCH MATERIAL CAN BE OBTAINED FROM THE PUBLIC REFERENCE SECTION OF THE COMMISSION AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549 AT PRESCRIBED RATES. THE COMMISSION MAINTAINS A WEB SITE THAT CONTAINS REPORTS, PROXY AND INFORMATION STATEMENTS AND OTHER INFORMATION REGARDING FORD AND FORD CREDIT (HTTP://WWW.SEC.GOV). SUCH REPORTS AND OTHER INFORMATION CONCERNING FORD CREDIT AND FORD CAN ALSO BE INSPECTED AT THE OFFICES OF THE NEW YORK STOCK EXCHANGE, INC., 20 BROAD STREET, NEW YORK, NEW YORK 10005, AND THE AMERICAN STOCK EXCHANGE, INC., 86 TRINITY PLACE, NEW YORK, NEW YORK 10006, ON WHICH CERTAIN OF FORD CREDIT'S DEBT SECURITIES ARE LISTED.

     Ford Credit has filed with the Commission a Registration Statement under the Securities Act with respect to the Debt Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The information so omitted may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

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                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Ford Credit's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K Report"), Ford Credit's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 (the "First Quarter 10-Q Report"), and June 30, 1997 (the "Second Quarter 10-Q Report") and Ford Credit's Current Reports on Form 8-K dated January 29, 1997, February 12, 1997, February 19, 1997, February 26, 1997, April 18, 1997, June 9, 1997, July 16, 1997 and September 8, 1997, are
incorporated in this Prospectus by reference. All documents filed by Ford Credit pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Such reports include, and such documents may include, information concerning Ford, as well as Ford Credit.

     FORD CREDIT UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. WRITTEN OR TELEPHONIC REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO FORD MOTOR CREDIT COMPANY, THE AMERICAN ROAD, DEARBORN, MICHIGAN 48121, ATTENTION: PUBLIC AFFAIRS DEPARTMENT (TELEPHONE 313-594-1096).

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                           FORD MONEY MARKET ACCOUNT
                                  PLAN SUMMARY

                                    GENERAL

     Rights of investors under the Plan, and the limitations on such rights, together with the principal provisions of the Plan, are summarized in the next few pages. This summary is subject to the detailed provisions of the Plan, which are controlling. A copy of the Plan is filed as an exhibit to the Registration Statement of which this Prospectus is a part. A copy of the Plan will be made available to any investor upon written request.

     All investments under the Plan are used to purchase Notes. A Note evidencing investments under the Plan and interest thereon is issued to each investor upon initial establishment of a Plan Account. The principal amount of the Note, plus interest accrued and unpaid thereon, is recorded on a register maintained by The Northern Trust Company (the "Agent Bank").

     Current account information can be obtained by calling toll-free 800-462-2614. The investor also may write to Ford Money Market Account, The Northern Trust Company, P.O. Box 75936, Chicago, Illinois 60675-5936 to obtain such information. Further information about the Plan and assistance in opening an account can be obtained by calling the above number or writing to the above address.

     A Plan Account is not equivalent to a bank account and is not subject to the protection of the Federal Deposit Insurance Corporation or other insurance. Since all funds under the Plan will be invested in the securities of a single issuer (Ford Credit), investors will not have the advantage of diversification offered by money funds and will not have the protection provided by the Investment Company Act of 1940.

     The mailing address of the principal executive offices of Ford Credit is The American Road, Dearborn, Michigan 48121. The telephone number of such offices is (313) 322-3000.

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                           INTEREST RATE INFORMATION

     Investments in Notes under the Plan earn interest at a floating rate per annum equal to (i) the Base Rate (such rate being the most recent seven-day average yield (non-compounded) for all taxable money funds reported weekly in Money Fund Report(R)*, plus an additional 1/4 of one percentage point) plus (ii) the Incremental Rate, if any.** Interest on amounts credited to Plan Accounts is accrued daily and credited to Plan Accounts monthly as of the last day of each month.

     The interest rate is determined and becomes effective on the next following Monday each time a new seven-day average yield (non-compounded) for all taxable money funds reported in Money Fund Report(R) is available. The new seven-day average yield (non-compounded) plus an additional 1/4 of a percentage point becomes the Base Rate for the following seven-day period. If in any week Money Fund Report(R) is not available, the Base Rate for the following calendar week will be the same as that for the previous calendar week. If Money Fund Report(R) ceases to be published, an approximately equivalent effective Base Rate for investments under the Plan will be determined on the basis of a formula established by Ford Credit.

     Money Fund Report(R) is published weekly and includes yield statistics for nearly all taxable money funds in operation. The reported yields are obtained from the money funds themselves and are stated on a consistent simple interest basis to represent the annualized total yield to the investor, after deducting any management fees and expenses of each of the money funds. While Money Fund Report(R) states that the yield information obtained from money funds is screened by the publisher, no guarantee of the accuracy of the information contained in Money Fund Report(R) is made by Ford Credit.

     Interest credited for any given past period on investments under the Plan is not an indication or representation of future results. Because the weekly interest rate applicable to investments under the Plan may fluctuate, such information may not

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      * Money Fund Report(R) is a registered trademark of IBC Financial Data,
Inc.

     ** Some individual taxable money funds from time to time may have earned (or may earn) yields greater than those provided under the Plan.

provide a basis for comparison with bank deposits, other investments which pay a fixed yield for a stated period of time, or investment companies, including money funds, which may use a different method of calculating yield. For information on the current interest rate applicable to investments under the Plan, call toll-free 800-462-2614.

                                 HOW TO INVEST

GENERAL

     Investments in Notes under the Plan may be made at any time, without charge to the investor, by check, by wire transfer, by automatic charge to the investor's bank account or by such other means as Ford Credit shall from time to time determine. The minimum initial amount which investors may invest under the Plan is $1,000. The minimum amount for subsequent investments is $50. A minimum investment balance (presently set at $1,000) must be maintained in each account at all times. All investments must be made in U.S. dollars. Accounts may be individual, joint, custodial or trust accounts and may be opened by individuals, corporations, partnerships, firms or associations.

     Employees of Ford Credit, Ford and certain of its subsidiaries may invest under the Plan through payroll deduction subject to limitations established from time to time by Ford Credit.

INVESTMENTS BY CHECK

     Investments may be made by sending a check to Ford Money Market Account, The Northern Trust Company, P.O. Box 75935, Chicago, Illinois 60675-5935. Checks should be made payable to the Ford Money Market Account. Checks opening an account must be for a minimum of $1,000 and should be accompanied by a completed account application. For subsequent investments, investors with existing accounts should indicate their account number on the check and enclose an investment form which has been provided as a detachable stub on statements and investment confirmations mailed by the Agent Bank. Check investments sent regular mail and received by the Agent Bank prior to 9:00 a.m. E.S.T. will be credited to the investor's investment account on the first business day following the business day on which the check investment is received by the Agent Bank in proper form. Investments received by the Agent Bank after that time on a business day, or received by the Agent Bank on a non-business day, will be credited to the investor's account on the day following the first business day after such investment is received. Interest will begin to accrue on the check investment when the check is credited to the investor's account. Checks are accepted subject to collection at full face value in U.S. funds and must be drawn in U.S. dollars on a bank in the U.S. Investments made by check may be redeemed after 10 business days or such shorter time as shall be determined from time to time by Ford Credit.

INVESTMENTS BY WIRE

     Investors may invest in Notes under the Plan by wiring Federal Funds to Ford Money Market Account, The Northern Trust Company. Federal Funds are a commercial bank's deposits in a Federal Reserve Bank and can be transferred on the same day from one bank which is a member of the Federal Reserve System to another bank which also is a member of the System. The Routing Code of The Northern Trust Company for wire transfers is 0710-00152. For all wire investments, the wire must include the name of the Plan and the investor's name, address, and investment account number. Investments made by Federal Funds received by the Agent Bank prior to 2:00 p.m. E.S.T. will be credited to the investor's account on the business day received. Investments by wire transfer received after the aforementioned time on a business day or on a non-business day will be credited to the investor's account on the first business day after such investment is received. Interest will commence to accrue on the business day the investment is credited to the investor's account. Wiring funds other than Federal Funds to the Agent Bank may result in a delay in crediting the wire investment to the investor's account. Neither Ford Credit nor the Agent Bank will be responsible for delays in the funds wiring system.

INVESTMENTS BY AUTOMATIC MONTHLY OR PERIODIC CHARGE TO BANK ACCOUNTS

     Investors may invest in Notes under the Plan by authorizing the Agent Bank to make automatic monthly or periodic charges of $50 or more to their bank accounts. Upon receipt of written authorization in proper form, the Agent Bank will prepare an electronic funds transfer drawn against an investor's bank account for the prescribed amount and will invest the proceeds in the investor's Plan Account. The proceeds will accrue interest under the Plan on the same conditions as set forth under "Investments by Check". Investors may change the amount of the automatic or periodic investment (subject to the $50 monthly minimum) or terminate investments at any time by providing notice in writing to the Agent Bank. From time to time Ford Credit may, at its sole discretion, authorize the Agent Bank to accept deposits of less than the $50 minimum amount. The requested change or termination will be effective as soon as practicable after receipt of written notice by the Agent Bank. Investments made by Automatic Monthly or Periodic Charge to bank accounts may be redeemed after 5 business days or such shorter time as shall be determined from time to time by Ford Credit.

     To establish the Automatic Monthly or Periodic Charge to bank accounts, investors should obtain the necessary authorization forms directly from the Agent Bank.

INVESTOR ACCOUNTS

     The Agent Bank maintains a Plan Account for each account opened by an investor. The account balance is equal to all amounts invested in such account, together with interest accrued thereon, and less redemptions. Shortly after the end of each reporting period, the Agent Bank will send an account statement to each investor setting forth a summary of all transactions in the investor's Plan Account during the period, including beginning and ending account balances and interest paid for the period. Separate statements will be sent for each open account. Statements are presently offered monthly or quarterly. The full amount of the taxable interest income reportable for Federal income tax purposes for the year also will be provided annually.

     An investor may close an account(s) and terminate participation in the Plan at any time by notifying the Agent Bank. In such event, the principal amount of the Note issued with respect to the account, plus accrued and unpaid interest, will thereupon be redeemed and the proceeds distributed by wire or by mail in accordance with the applicable wire or mail redemption instructions.

     Because of the relatively high cost of maintaining small accounts, Ford Credit reserves the right to close any Plan Account with a current balance of less than $1,000. The account will be closed by redeeming the principal amount of the Note, plus accrued and unpaid interest, and mailing the proceeds to the registered address. The investor will be notified if a Plan Account is to be closed.

     In addition, Ford Credit reserves the right to close any Plan Account as to which the redemption provisions or other provisions of the Plan have been abused.

                           HOW TO REDEEM INVESTMENTS

GENERAL

     An investor may redeem all or any part of an investment at any time without charges or penalties. Investments may be redeemed by writing a redemption check, by writing or telephoning a request for redemption by bank check and by wire transfer. If the amount to be redeemed represents an investment made by check, the redemption request will not be honored if made within a period of 10 business days from the receipt of such investment check. Investors who need more immediate access to their funds may avoid this delay by investing under the Plan through one of the other available means of investment. Investors liquidating their holdings and closing their accounts will receive all accrued and unpaid interest.

REDEMPTION BY BANK CHECK

     An investor may redeem investments in an account at any time by writing or telephoning the Agent Bank requesting redemption. Redemptions will be made by bank check ($250 minimum), mailed to the registered account address. If the investor has not selected this Redemption by Bank Check Option, the redemption request must be accompanied by guaranteed signatures of all Registered Account Owners. The signatures must be guaranteed. Guarantees must be signed by an authorized signatory and the statement "Signature Guaranteed" must appear with the signature. Notarized signatures are not sufficient. The signature guarantee is to prevent fraud or misrepresentation and is for the protection of the investor. In certain instances, additional documentation may be required including, but not limited to, trust instruments, birth certificates, death certificates, or appointments as executor or administrator.

     Written requests for redemption by bank check should be sent to Ford Money Market Account, The Northern Trust Company, P.O. Box 75936, Chicago, Illinois 60675-5936. All written requests for redemption require the signatures of all persons in whose names the account is registered, including joint owners, signed exactly as their names appear on the Account Application submitted to the Agent Bank. If the request in proper form for redemption by bank check is received by the Agent Bank in its Ford Money Market Account Servicing Area prior to 11:00 a.m. E.S.T. on a business day, the bank check normally will be mailed on that business day. Bank checks normally will be mailed on the next business day if the redemption request, in proper form, is received by the Agent Bank after 11:00 a.m. E.S.T. on a business day. Interest will accrue to but not including the business day the bank check is prepared.

     Written and telephone redemption requests should not be made to Ford or Ford Credit.

CHECK REDEMPTION

     Investors will be provided with a supply of redemption checks free of charge following receipt by the Agent Bank of a properly completed Account Application on which the Check Redemption Option is requested. If the Check Redemption Option is requested by written request after an Account Application has been submitted, all owners of the Plan Account must sign the written request and have their signatures guaranteed as described above under "Redemption by Bank Check". Investors electing the Check Redemption Option may order additional redemption checks by using the check reorder form in their current checkbook or by telephoning The Northern Trust Company toll-free at 800-462-2614. Redemption checks will be sent only to the Registered Account Owners and only to the Registered Account Address. Election of the Check Redemption Option does not create a checking or other bank account or a depositor or banking relationship with the Agent Bank or Ford Credit.

     The investor may make redemption checks payable to the order of anyone in any amount not less than $250. Checks presented for less than the minimum redemption amount will not be honored. If the investor's account is a joint account with others, all must sign the redemption checks unless specified differently on the Account Application or subsequent written request and so indicated on the checks. The amount of the Note to be redeemed by check will continue accruing interest until the redemption check is presented for payment.

     If the amount of a redemption check is greater than the balance in the investor's Plan Account, the check will not be honored and will be returned marked "insufficient funds" and the investor will be charged the fee normally charged by the banking system. Investors also will be charged for placing a stop order on a redemption check. Copies of redemption checks on which payment has been made will be provided to the investor by the Agent Bank only upon the investor's request. Ford Credit reserves the right at any time to modify, terminate or suspend the procedures permitting check redemptions.

REDEMPTION BY WIRE TRANSFER

     By selecting the Redemption by Wire Transfer Option on the Account Application or in a subsequent written request, investors may arrange to have redemption proceeds of $1,000 or more wired in Federal Funds to a predesignated bank account. By use of this redemption option, the investor authorizes the Agent Bank to act on telephone or written redemption instructions, without signature guarantees, from any person or persons representing themselves to be the registered owners of the account. The Agent Bank's records of such instructions are binding. In order to be eligible for redemption by wire transfer, the investor must designate the U.S. commercial bank, savings bank or credit union and account number to receive wire redemption proceeds. If the wire redemption request, in proper form, is received by the Agent Bank prior to 2:00 p.m. E.S.T. on a business day, redemption proceeds will normally be wired to the predesignated bank account on that business day. Redemption proceeds will normally be wired to the predesignated bank account on the next business day if the redemption request, in proper form, was received by the Agent Bank after 2:00 p.m. E.S.T. Interest will accrue to but not including the business day the redemption proceeds are wired.

     An investor who has not selected the Redemption by Wire Transfer Option on the Account Application or in a subsequent written request may request redemption by wire transfer subject to the conditions described in the preceding and following paragraphs and to the additional condition that such request be in writing accompanied by guaranteed signatures of all Registered Account Owners whose signatures are required for a redemption by check.

     Wire redemption instructions must include the name of the Plan (Ford Money Market Account), the investor's name, the Plan Account number, the name(s) of the registered owner(s) submitting the wire redemption request and the Routing Code of the predesignated bank. Wire redemption instructions may be effected by telephoning the Agent Bank toll-free at 800-462-2614. The predesignated bank and account number may be changed only upon written request to the Agent Bank with the signature of each registered owner (including joint owners) of the Plan Account guaranteed. Neither the Agent Bank nor Ford Credit will be responsible for delays in the funds wiring system or the authenticity of withdrawal instructions. Wire redemption proceeds will be wired to a predesignated account at a bank that is a member of the Federal Reserve System, or to a correspondent bank of the predesignated bank if the predesignated bank is not a member of the Federal Reserve System. If the correspondent bank fails to notify the predesignated bank immediately, there may be a delay in crediting the funds to the predesignated bank account. The procedures permitting redemptions by wire may be modified, terminated or suspended at any time by Ford Credit.

                              DESCRIPTION OF NOTES

GENERAL

     The Notes are issuable under an Indenture dated as of July 1, 1985, as supplemented (the "Indenture"), between Ford Credit and The Bank of New York (The Bank of New York, in its capacity as Trustee under the Indenture, or any successor trustee is hereinafter referred to as the "Trustee"). A copy of the Indenture also is filed as an exhibit to the Registration Statement, filed with the Commission, covering the offering of Notes under the Plan, and statements herein relating to the Notes are subject to the detailed provisions of the Indenture. Whenever any particular section of the Indenture or any term used therein is referred to, the statement in connection with which such reference is made is qualified in its entirety by such reference. Ford Credit may from time to time enter into one or more additional supplemental indentures without the consent of the holders of the Notes, providing for the issuance of Notes under the Indenture in addition to the principal amount authorized thereunder on the date of this Prospectus.

     The Notes will be unsecured obligations of Ford Credit, will be issued in registered form only, without coupons, and will be identical except for the issue date. The Notes will not be subject to any sinking fund and will be redeemable at the option of the holder thereof as described below. The Notes will rank prior to all subordinated indebtedness of Ford Motor Credit Company (parent company only) and pari passu with all other indebtedness of Ford Motor Credit Company (parent company only).

LIMITATION ON LIENS

     If Ford Credit or any Restricted Subsidiary shall pledge or otherwise subject to any lien (such a pledge or lien will be defined in the Indenture as a "Mortgage") any of its property or assets, Ford Credit will secure or cause such Restricted Subsidiary to secure the Notes equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction will not apply to Mortgages securing such indebtedness which shall not exceed $5 million in the aggregate at any one time outstanding and will not apply to (a) certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States, (b) Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States, (c) Mortgages in favor of Ford Credit or any Restricted Subsidiary, (d) Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary, (e) deposits made in connection with pending litigation, (f) Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages, and (g) any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses (a) through (f), inclusive. (Section 5.05 in the Indenture)

     The term "subsidiary of the Company" is defined in the Indenture as a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by Ford Credit or by one or more subsidiaries of Ford Credit or by Ford Credit and one or more subsidiaries of Ford Credit. The term "Restricted Subsidiary" is defined in the Indenture as a subsidiary of the Company, incorporated in or conducting the major part of its business in the United States, any of the activities of which includes insurance underwriting or which had, at the end of its last quarterly accounting period preceding the date of computation, assets with a value in excess of $1 million representing accounts or notes receivable resulting from the financing of new cars, trucks, tractors and farm and industrial equipment manufactured or sold by Ford or from the financing of used cars, trucks, tractors and farm and industrial equipment of the same types, whether manufactured by Ford or others. (Section 1.01 in the Indenture).

MERGER AND CONSOLIDATION

     The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the Notes shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 5.05 in the Indenture (see "Limitation on Liens" above) without equally and ratably securing the Notes. (Section 12.03 in the Indenture)

EVENTS OF DEFAULT AND NOTICE THEREOF

     The following events are defined in the Indenture as "Events of Default": failure to pay principal or interest when due; failure to perform any other covenants for 90 days after notice; and the bankruptcy, insolvency or related reorganization of Ford Credit. (Section 7.01 in the Indenture)

     The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, give the Noteholders notice of all uncured defaults known to it (the term default to include the events specified above without grace periods); provided that, except in the case of default in the payment of principal or interest on any of the Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Noteholders. (Section 7.07 in the Indenture)

     Ford Credit is required to furnish to the Trustee annually a statement of certain officers of Ford Credit stating whether or not to the best of their knowledge Ford Credit is in default in the performance and observance of the terms of the Indenture and, if Ford Credit is in default, specifying such default. (Section 5.06 in the Indenture)

     The holders of a majority in aggregate principal amount of all outstanding Notes have the right to waive certain defaults and, subject to certain limitations, to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 7.06 in the Indenture) The Indenture provides that, in case an Event of Default shall occur (which shall not have been cured or waived), the Trustee is required to exercise such of its rights and powers under the Indenture, and to use the degree of care and skill in their exercise, that a prudent man would exercise or use in the conduct of his own affairs, but otherwise need only perform such duties as are specifically set forth in the Indenture. (Section 8.01 in the Indenture) Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Noteholders unless they shall have offered to the Trustee reasonable security or indemnity. (Section 8.02 in the Indenture)

MODIFICATION OF THE INDENTURE

     With certain exceptions, under the Indenture, the rights and obligations of Ford Credit and the rights of the Noteholders may be modified by Ford Credit with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding; but no such modifications may be made which would (i) diminish the principal amount of any Note, or accrued and unpaid interest thereon; or (ii) reduce the above-stated percentage of Notes, the consent of the holders of which is required to modify or alter the Indenture, without the consent of the holders of all Notes then outstanding. (Section 11.02 in the Indenture)

CONCERNING THE TRUSTEE

     The Bank of New York, the Trustee under the Indenture, is also the trustee under indentures covering a number of outstanding issues of notes and debentures of Ford, is a depositary of Ford Credit and Ford, has from time to time made loans to Ford Credit, Ford and its subsidiaries and has performed other services for such companies in the normal course of its business.

                         AGENT BANK AND ADMINISTRATION

     Ford Credit employs The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675 as the Agent for Ford Money Market Account. Services performed by the Agent Bank include establishment and maintenance of Plan Accounts, including transactions processing and accounting; preparation of account statements and other correspondence; investor servicing; advice on the principal balance of Plan Accounts; accrual of interest income and payment of interest earned; and required tax reporting and filings with proper authorities. For these services, Ford Credit pays the Agent Bank an agency and administrative fee monthly based on the number of Plan Accounts in the Plan with positive balances at the end of each month, as well as reasonable out-of-pocket costs (such as, but not limited to, postage, forms, telephone and wire expenses). These costs and all other costs incurred in the operation of the Plan are paid by Ford Credit. Investors are not charged administrative service fees or custodian fees of any kind and are free to invest in or redeem amounts in Plan Accounts at any time without any investment charges or redemption fees or penalties whatsoever except that investors will be charged the fee normally charged by the banking system in the event that either a redemption check is written for an amount in excess of the balance in the investor's Plan Account or an investment check from an investor is returned for insufficient funds. Investors making investments or requesting redemption by wire transfer may be charged applicable fees by the commercial bank handling the transfer. Also, investors may incur charges in obtaining required signature guarantees.

     Ford Credit has created the Ford Money Market Account Committee (the "Plan Committee") all the members and alternate members of which are employees of Ford Credit. The persons elected or appointed to the following offices of Ford Credit are members of the Committee: The President, the Executive Vice President-Finance and Administration, and the Vice President-General Counsel. The persons elected or appointed to the following offices of Ford Credit are the alternate members of the Committee: The Chairman of the Board of Directors, the Assistant Treasurer-Debt Management, and the Secretary. The address of each such person is The American Road, Dearborn, Michigan 48121.

     The Committee assists in the administration of the Plan, interprets its provisions, prescribes rules, regulations and forms in connection therewith and sets and adjusts the rate or rates of interest to be paid on the Notes.

                                     TAXES

     The Plan is not qualified under Section 401(a) of the Internal Revenue Code. Accordingly, all interest credited to the Notes or paid in any taxable year is reportable by the investor, and other account holders, as taxable income for Federal income tax purposes. No part of the taxable interest is excludable from taxable income.

     The December statement to the investor or other account holders from the Agent Bank each year will state the full amount reportable as taxable income. The Agent Bank also will file tax information returns as required by law. State and local income taxes and related tax reporting also may be applicable. Investors are individually responsible for complying with applicable Federal, state and local tax laws and should consult their individual tax advisors regarding any specific questions.

                    TERMINATION, SUSPENSION OR MODIFICATION

     Ford Credit expects that Ford Money Market Account will continue in the forseeable future, but reserves the right at any time to terminate, to suspend or from time to time to modify the Plan in part, or in its entirety, or in respect of categories of investors, including investors located in one or more jurisdictions. Ford Credit may, in its discretion, temporarily suspend the acceptance of new investments in Notes without such suspension constituting a suspension or termination of the Plan. Any modification that affects the rights or duties of the Trustee may be made only with the consent of the Trustee. No termination, modification or suspension may affect the right of an investor to redeem amounts credited to an account or diminish the amounts credited thereto as of the effective date thereof.

                            RIGHTS NOT TRANSFERABLE

     No right or interest in or to a Note or a Plan Account is assignable or transferable in whole or in part except for redemptions and no attempted assignment or transfer otherwise will be effective. Except for redemptions, and except for the right to debit amounts credited in error to a Plan Account, no right or interest of any investor in an account under the Plan shall be liable for, or subject to, any obligation or liability of such investor.

                             ADDITIONAL INFORMATION

                       INFORMATION CONCERNING FORD CREDIT

     Ford Credit was incorporated in Delaware in 1959 and is an indirect wholly-owned subsidiary of Ford. As used herein "Ford Credit" refers to Ford Motor Credit Company and its subsidiaries unless the context otherwise requires.

     Ford Credit and its subsidiaries provide wholesale financing and capital loans to Ford Motor Company retail dealerships and associated non-Ford dealerships throughout the world, most of which are privately owned and financed, and purchase retail installment sale contracts and retail leases from them. Ford Credit also makes loans to vehicle leasing companies, the majority of which are affiliated with such dealerships. In addition, subsidiaries of Ford Credit provide these financing services in the United States, Europe, Canada and Australia to non-Ford dealerships. A substantial majority of all new vehicles financed by Ford Credit are manufactured by Ford and its affiliates. Ford Credit also provides retail financing for used vehicles built by Ford and other manufacturers. In addition to vehicle financing, Ford Credit makes loans to affiliates of Ford and finances certain receivables of Ford and its subsidiaries.

     Ford Credit's insurance operations are conducted by The American Road Insurance Company and its subsidiaries in the United States and Canada and consist of extended service plan contracts for new and used vehicles manufactured by affiliated and nonaffiliated companies, primarily originating from Ford dealers, physical damage insurance covering vehicles and equipment financed at wholesale by Ford Credit, and the reinsurance of credit life and credit disability insurance for retail purchasers of vehicles and equipment.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans and for use in connection with the retirement of debt. Such proceeds initially may be used to reduce short-term borrowings (commercial paper, borrowings under bank lines of credit and borrowings under agreements with bank trust departments) or may be invested temporarily in short-term securities.

     Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit's long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions and other factors.

                              PLAN OF DISTRIBUTION

     The Notes are offered on a continuing basis by Ford Credit directly on its behalf and no commissions will be paid. Ford Credit may from time to time designate agents in certain jurisdictions through whom Notes may be offered. Such agents shall receive no commissions but shall be reimbursed for certain expenses incurred in connection with such efforts. Ford Credit has the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part.

                                 LEGAL OPINIONS

     The legality of the Notes offered hereby was passed upon for Ford Credit by H.D. Smith, Esq., Secretary and Corporate Counsel of Ford Credit. Mr. Smith is a full-time employee of Ford Credit and owns, and holds options to purchase, shares of Common Stock of Ford.

                                    EXPERTS

     The financial statements which are incorporated in this Prospectus by reference to the 1996 10-K Report and Ford Credit's Current Report on Form 8-K dated February 12, 1997 have been audited by Coopers & Lybrand L.L.P. ("Coopers and Lybrand"), 400 Renaissance Center, Detroit, Michigan 48243, independent certified public accountants, to the extent indicated in their report therein, and have been so incorporated in reliance upon the report of that firm, given on their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information of Ford Credit for the periods ended March 31, 1997 and 1996 and June 30, 1997 and 1996, included in the First Quarter 10-Q Report and the Second Quarter 10-Q Report, respectively, incorporated by reference in this Prospectus, Coopers & Lybrand have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their reports included in the First Quarter 10-Q Report and the Second Quarter 10-Q Report state that they did not audit and they do not express an opinion on that interim financial information. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because each such report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of such Act.

                                 [FORD LOGO]

                           FORD MONEY MARKET ACCOUNT

       OCTOBER 1997

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Available Information...................       2
Incorporation of Certain Documents by
  Reference.............................       2
PLAN SUMMARY
  General...............................       3
  Interest Rate Information.............       3
  How to Invest.........................       4
  How to Redeem Investments.............       5
  Description of Notes..................       7
  Agent Bank and Administration.........       8
  Taxes.................................       9
  Termination, Suspension or
     Modification.......................       9
  Rights Not Transferable...............       9
ADDITIONAL INFORMATION
  Information Concerning Ford Credit....      10
  Use of Proceeds.......................      10
  Plan of Distribution..................      10
  Legal Opinions........................      10
  Experts...............................      11

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FORD CREDIT OR FORD MOTOR COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SINCE ITS DATE.